EXHIBIT 23.1

INDEPENDENT AUDITOR’S CONSENT

I hereby consent to the incorporation by reference in this Registration Statement of VendingData Corporation on Form S-3 of my report dated March 14, 2003, relating to the financial statements of VendingData Corporation for the year ended December 31, 2002, appearing in the Annual Report on Form 10-KSB of VendingData Corporation, as filed on March 30, 2004, and to all references to my firm included in this Registration Statement on Form S-3 and the reference to me under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ James E. Scheifley
James E. Scheifley,
Certified Public Accountant
Dillon, Colorado

March 11, 2005